FOR IMMEDIATE RELEASE
2/4/2013
Contact: Scott Shockey or Bryna Butler, (740) 446-2631, 1-800-468-6682

OVBC ANNOUNCES SPECIAL “COMMUNITY FIRST” DIVIDEND

GALLIPOLIS, Ohio-The Ohio Valley Banc Corp. [Nasdaq:  OVBC] Board of Directors has declared a cash dividend payable on March 1, 2013, in the amount of $0.10 per common share to shareholders of record on February 15, 2013.

Thomas E. Wiseman, President and Chief Executive Officer, commented, “As a community bank, we offer this special dividend as part of our exciting, new Community First initiative. We thank our “community” of shareholders, many of whom live and work in the very neighborhoods we serve, for their loyal support of the Company as OVBC moves into 2013 and beyond.”

The payment of this special “Community First” dividend is based on Ohio Valley Banc Corp.’s stable capital position and financial performance for the year ended December 31, 2012.  As disclosed on January 29, 2013, OVBC’s fourth quarter capped off a remarkable year that saw earnings reach a level surpassed only once in the Company’s history.

Ohio Valley Banc Corp. also offers a DRIP (Dividend Reinvestment Plan). Shareholders participating in the DRIP may have their cash dividend automatically reinvested in the Company. Those shareholders that wish to enroll for DRIP may do so by contacting Deborah Carhart, assistant vice president, shareholder relations, at 1-800-468-6682.

Ohio Valley Banc Corp. owns the subsidiaries of Ohio Valley Bank and Loan Central. Ohio Valley Bank is a state-chartered, FDIC-insured bank operating 15 offices in Ohio and West Virginia. Loan Central is a finance company with seven offices in Ohio, specializing in tax services.

Shares of Ohio Valley Banc Corp. stock are available on The NASDAQ Global Market under the symbol OVBC. Learn more about Ohio Valley Bank and Ohio Valley Banc Corp. at www.ovbc.com. Learn more about Loan Central at the company’s new website, www.myloancentral.com.